Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 of American Public Education, Inc. of our report dated March 28, 2007, except for Note 15 which is as of September 28, 2007 relating to our audits of the consolidated financial statements, appearing in the Company’s Registration Statement on Form S-1 (Registration No. 333-145185).

/s/ McGladrey & Pullen, LLP

Vienna, Virginia
November 8, 2007